Targeting Ferroptosis to Iron Out Resistant Cancers

Quatramers™ & Quatrabodies™

Nasdaq: HILS | hillstreambio.com

Hillstream BIOPHARMA

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-270684
April 27, 2023

Forward-Looking Statement

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this presentation, including statements regarding Hillstream BioPharma, Inc.'s (the "Company" or "Hillstream") strategy, future operations, future financial position, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words "anticipate," "believe," "continue," "could," "depends," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "target," "should," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. Factors that may cause such differences, include, but are not limited to, those discussed under Risk Factors set forth in our Form 10-K for the year ended December 31, 2022 and other periodic reports filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this presentation represent the Company's views as of the date of this presentation. The Company anticipates that subsequent events and developments will cause its views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this presentation.

Free Writing Prospectus

This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a prospectus supplement and the accompanying prospectus) with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering.

You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The preliminary prospectus supplement is available on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004, telephone: (877) 436-3673 or e-mail: prospectus@think-equity.com.

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus supplement and related base prospectus.

Our Mission

"To improve and transform the lives of patients with drug resistant and devastating rare cancers, through our cutting-edge drug development platform."



Multiple Myeloma Patient: Todd Milby

We are a Targeted Oncology Biotech Company



HSB-1216
Novel Mechanism
Ferroptosis

HSB-3215
Anti-HER2
Monoclonal Antibody

HSB-1940
Anti-PD-1
Targeted Biologic

HSB-1216 Expected Milestones:

~18 mon.
to Clinical data

<18 mon.
pre-IND meeting

<24 mon.
PoC studies

Quatramer Tumor Targeting Platform

Quatrabody Immuno-oncology Biologic Quatramers

Experienced Management Team & World-Class Scientific Advisory Board

Solid Tumor Pipeline: Novel Mechanisms & Unmet Needs

Modality	Candidate	Mechanism / Target	Pre-clinical	IND Enabling	Clinical Trials	Expected Milestones
Quatramer	HSB-1216[1]	Ferroptosis / Iron mediated cell death (IMCD)				• 2023-Mid: Pre-IND meeting • 2023-2H: IND Filing • 2024-1H: Enter clinic
mAb	HSB-3215	Anti-HER2 Antibody *(novel conformational epitopes bridging Domains III & IV)*				• 2023-2H: Proof-of-concept studies • 2024: pre-IND meeting • 2025: IND Filing & Enter clinic
Quatrabody	HSB-1940[2]	Anti-PD-1 *(undruggable epitopes)*				• 2023: Pre-clinical studies • 2024: Proof-of-concept studies • 2025: IND Filing & Enter clinic
	HSB-9646	Bispecific mAb *PD-1 x Undisclosed*				• Proof-of-concept studies
	HSB-0059	Bispecific mAb *HER2 x Undisclosed*				• Proof-of-concept studies

[1]Clinical Pilot Study conducted in Germany
[2]Combines Picobodies from Minotaur/OmniAb with Hillstream's Quatramer

HSB-1216: Key Achievements & Expected Milestones

- 2022: IPO — $15M IPO (NASDAQ)
- Mid '22 — Scaling proprietary manufacturing of Quatramers
- Q4'22 — Preparing IND-enabling studies; navigating supply chain
- 2023 — **CMC Optimization**
- Mid '23 — **Pre-IND meeting filing**
- 2H'23 — **IND Prep**
- 2024 — **IND Filing & Fi rst-in-Human (FIH)**
- Late'24 — Topline Data FIH clinical trial
- 1H'25 — Phase 1/2 Adaptive clinical trial Initiation
- 2H'25 — Ongoing safety & efficacy analysis from Phase 1 and 2 cohorts

SUPPLY CHAIN / MANUFACTURING → IND PREP. & FILING → CLINICAL TRIAL & DATA

Exp. Milestones: HSB-3215 (HER2) & HSB-1940 (anti-PD1)

1H'23
- HSB-1940: Initiate Pre-clinical studies

2H'23
- HSB-3215: PoC studies
- HSB-1940: Pre-clinical studies ongoing

1H'24
- **HSB-3215: IND enabling studies**
- HSB-1940: PoC studies

2H'24
- **HSB-3215: pre-IND filing**
- HSB-1940: IND enabling studies

1H'25
- **HSB-3215: IND filing / FIH clinical trial**
- HSB-1940: pre-IND filing

2H'25
- **HSB-3215: Topline data from FIH clinical trial**
- HSB-1940: IND filing / Initiate FIH clinical trail

CHARACTERIZATION / CMC → PRE-CLINICAL / PoC STUDIES → ENTER CLINIC / IND FILING

Growth in Drug Resistant Cancers & Key Target Markets

Most Common new cancer cases in 2020 (mill.)*



Breast, 2.26
Lung, 2.21
Colorectal, 1.93
Prostate, 1.41
Skin (non-melanoma), 1.2
Stomach, 1.09

93% of failures in chemotherapy are during the invasion and metastasis of cancer related to drug resistance

Most Common causes of cancer deaths in 2020 (mill.)*



Lung, 1.8
Colorectal, 0.916
Liver, 0.83
Stomach, 0.769
Breast, 0.685



SCLC, $0.9
TNBC, $1.3
Met. CRPC, $3.0
2021



SCLC, $1.3
TNBC, $2.9
Met. CRPC, $5.0
2025



SCLC $1.6
TNBC, $4.8
Met. CRPC, $4.8
2028

Our innovations aim to target several cancer markets projected to double to $11 billion by 2028**

*Source: US National Library of Medicine, National Institute of Health, World Health Organization
**Source: Clarivate/DRG
Small Cell Lung Cancer (SCLC)
Triple Negative Breast Cancer (TNBC)
Met. Castration Resistant Prostate Cancer (Met. CRPC)

Ferroptosis: Drug Resistant Cancers & Persister Cells

CANCER CELLS HIJACK IRON FOR UNCONTROLLED GROW

DRUG RESISTANT PERSISTER CELLS HIGHLY ADDICTED TO IRON FOR GROWTH LEAD TO CANCER RECURRENCE


26
Fe
Iron
55.84
↓Fe

HSB-1216 TARGETS PERSISTER CELLS VIA FERROPTOSIS TO OVERCOME DRUG RESISTANCE

FERROPTOSIS/IMCD DECREASES IRON CRITICALLY NEEDED BY PERSISTER CELLS

Single Agent Activity w/ HSB-1216* in Clinical Pilot Study

Triple Negative Breast Cancer (TNBC)


4 cm
4 cm

- ➢ Marked regression of tumor mass
- ➢ Tumor markers (serum): (i) Ca15-3 (↓50%) (ii) CEA (↓70%)

71% response rate* in solid tumors patients
(5 pts. with partial response)[1]

First-in-man pilot clinical trial in Germany (7 pts.) with metastatic

- Breast
- Ovarian
- Head and neck cancers

Tumor and metastatic regression were observed clinically.

5/7 cases showed cancer regression of heavily pre-treated and therapy-resistant tumor types[1]

*Using the active chemical moiety of HSB-1216
[1]Steinhart (2012), Salinomycin as a Drug Targeting Human Cancer Cells, *Journal of Biomedicine and Biotechnology*, Volume 2012, Article ID 950658 doi: 10.1155/2012/950658

Quatramer™: Tumor-Targeting Platform

1. SIZE
2. ⬆ HALF LIFE
3. STEALTH
4. EFFLUX
5. TUNABLE
6. TOXICITY



Lactic acid
Drug
P-gp inhibitor
(poloxamer)
DRUG
Quatramers in endosomes
with acidic pH (4.5-5.5)
Biodegradation
Breakdown into known
components
(already characterized)



Small
Molecules
mRNA /
DNA
Multiple
Payloads
PAYLOAD
Peptides &
Proteins
Quatrabodies
(antibody-drug
nano-conjugate)

HSB-3215: Anti-HER2 Antibody Targeting Novel Epitope

- HER2 is a validated tumor antigen for antibody drug conjugates to treat HER2 positive cancers with two approved antibodies, Roche/Genentech's KADCYLA ® and Daiichi Sankyo/Astra Zeneca's ENHERTU ®
- HSB-3215: Targets novel conformational epitopes bridging Domains III & IV on HER2
- We believe well trodden path to clinical development



Her2 / Her3
Her2 / Her2
Extracellular
Intracellular

Quatrabody™: Quatramer™ w/Immuno-Oncology Biologics

Quatramer™

Next-generation, tumor-targeting platform
Enhanced tumor selectivity

HSB-1216
proof-of-concept for tumor targeted therapy with novel MoA



+

Knobs

Novel Biologic technology

Multiple IO targets

First-in-class, bovine-derived antibodies w/ ultra-long CDR-H3 "Knobs"


antigen
Knob
CDR H3
glycans
Stalk
VL
VH

→

Quatrabody™

Focus on Drug Resistant Cancers

HSB-1940: Anti-PD1

Transformational potential with *Quatrabody*



Ultra-long CDR-H3 "Knobs" Target Undruggable Epitopes


Antibody's CDR-H3
Human
Bovine
KNOBs ➡ CDR H3's
Unique ultra-long bovine-derived antibody domain
Antibody's Fab variable portion
Antibody's Fab's variable portion (CDR-H3)
antigen
glycans
Knob
Stalk
CDR H3
VL
VH

- **Target Undruggable** epitopes on antigens
- **Anti-PD-1 Antibodies** target superficial epitopes
- **Higher binding** with difficult to access epitopes (novel sequences)
- Commercial license agreement with Taurus/OmniAb, Inc. (Nasdaq: OABI)


Quatrabody™

Quatrabody May Bind More Tightly to Epitopes in PD-1

Target	Company	Drug	2022 Sales	Dissociation (K_D)*
PD-1	Bristol-Myers	**OPDIVO®** *(nivolumab)*	$12.6 Billion	**~1,450 pico-Molar**
PD-1	Merck	**KEYTRUDA®** *(pembrolizumab)*	**$20.9 Billion**	**50 pico-Molar**
PD-1	Hillstream	**HSB-1940**		***Expected lower K_D***

Merck's KEYTRUDA® binds *30 times* more tightly than BMS's OPDIVO[1]

*Disassociation Constant or the K_D is a measure of how "tightly" the antibody binds its target. **LOWER K_D ➡ TIGHTER Binding**


PD-1
KEYTRUDA®
OPDIVO®
R86
Q88
S60
L128
D77
E136
N
S60
L128
C'
C
F
G
P31
R30
D26
N

Knobs domains are much smaller (~4K Da) compared to large full-length PD-1 antibodies and could ***theoretically bind to novel epitopes of PD-1***

[1] Velasco-Velázques (2021), Anti-PD-1 and Anti-PDL-1 Antibodies as Immunotherapy Against Cancer: A Structural Perspective, Revista De Investigación Clinica, 2021; 73(1):8-16

Growing Patent Portfolio*

Patents Issued: 14

- Polymeric Nanoparticles with different active drugs
- Polymeric Nanoparticles containing the active drug in 1216
- Manufacturing process for polymeric nanoparticles

Patents pending: 37

Patent portfolio with protection through 2037

Orphan Drug Designations granted for HSB-1216

* As of March 10, 2023

Experienced Leadership with a Successful Track Record

Randy Milby
CEO & Chairman

- Randy is a highly experienced biopharmaceutical executive
- Former CEO of CorMedix, Inc. (Nasdaq: CRMD)
- Senior executive across marketing and operations at DuPont and DuPont Merck
- Equity research analyst at Goldman, Sachs & Co. covering the biotechnology sector
- Bristol-Myers Squibb
- Captain, US Army Medical Service Corps.

Leonard Mazur
Director

- Executive Chairman of the Board of Directors and Secretary of Citius Pharma (Nasdaq: CTXR)
- Secretary of Citius' majority-owned subsidiary NoveCite, Inc.
- Accomplished and seasoned biopharma executive with multiple successful start-ups and successful exits.
- Co-founded Akrimax, Triax and Genesis Pharmaceutical

Lynne Bui, M.D.
Director

- President, Chief Executive Officer and member of the board of directors of Khloris Biosciences, Inc.
- Board-certified hematologist oncologist, seasoned entrepreneur, angel investor and drug developer.
- Led clinical development from preclinical IND to Phase 1 to 3 registration for multiple drugs in oncology.
- Senior level positions Exelixis. Onyx Pharmaceuticals, and Intellikine

World-Class Scientific Advisory Board

Donald Kufe, M.D.	• Distinguished Physician, Dana Farber Cancer Institute • Professor of Medicine, Harvard Medical School. Leader of DF/HCC Development Therapeutics. • Member of NCI Investigational Drug Steering Committee • NCI Moonshot Immuno-oncology Translational Network

Kwok-Kin Wong, M.D., Ph.D.	• Prof., Oncology, Dept. of Medicine • Director, Division of Hematology and Medical Oncology
Joseph Paul Eder, M.D	• CMO, Parthenon Therapeutics • Prof. of Medicine, Yale Cancer Center • Dev. Therapeutics – Ph. 1 program
Jonathan Rayner, Ph.D.	• Associate Professor, Microbiology and Immunology, • Dir., Laboratory of Infectious Diseases

Paul Richardson, M.D.	• Director of Clinical Research, Jerome Lipper Multiple Myeloma Center at Dana Farber • Prof. of Med., Harvard Med. School
Richard Stone, M.D.	• Prof. of Medicine at Harvard Medical School • Chief of Staff & Dir. of Translational Research in the Leukemia Division
Scott Dixon, Ph.D.	• Associate Professor, Biology, Stanford University • Faculty Fellow of Stanford's ChEM-H initiative • Member, Stanford Cancer Institute

Pre-Offering Cap Table & Balance Sheet

Pre-Offering Cap Table	
Common Stock Outstanding	11,514,144[1]
Options (WAEP $3.39)	2,143,940
Warrants (Exercise Price $5.00)	187,500
Fully Diluted Shares Outstanding	**13,845,584**

1. Management and Board Members beneficially own ~38% of common shares outstanding

Balance Sheet Data	As of Dec. 31, 2022
Cash	$6,510,534
Total Assets	$6,688,628
Total Liabilities	$1,144,973
Total Stockholders' Equity (deficit)	$5,543,655

Targeting Ferroptosis to Iron Out Resistant Cancers

Quatramers™ & Quatrabodies™

Thank you

Nasdaq: HILS | hillstreambio.com

Hillstream
BIOPHARMA